Exhibit 15.1





November 17, 1995



Arizona Public Service Company
Post Office Box 53999
Phoenix, Arizona 85072-3999

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Arizona Public Service Company for the periods ended March 31, June 30 and September 30, 1995 and 1994, as indicated in our reports dated May 8, August 8, and November 2, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Phoenix, Arizona